Exhibit 99.6

7.19 Cumulative Remedies

Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by the Company of any failure by Employee to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by the Company of any right shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. This Agreement is not intended to limit any rights that the Company may have under any other agreement or at law with respect to inventions, original works or authorship, trade secrets or other proprietary rights.

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INNOVATIONS YOU MAKE DURING YOUR EMPLOYMENT, AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO YOUR EMPLOYMENT.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

RVPlus, Inc.

By:	/s/ Cary Lee Peterson
Cary Lee Peterson, CEO

EMPLOYEE:

/s/ Cary Lee Peterson
Signature – Cary L. Peterson

RVPLUS, Inc. Employment Agreement